Filed Pursuant to Rule 433

Registration No. 333-156118

Subject to Completion

Preliminary Term Sheet dated August 26, 2011

Units

Accelerated Return Notes

Linked to the Front-Month Platinum Futures Contract

Due December     , 2012

$10 principal amount per unit

Term Sheet No. 249

Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)

Accelerated Return Notes

The Notes have a maturity of approximately 14 months

The Notes provide 3-to-1 upside exposure to increases in the Front-Month Platinum Futures Contract (the Platinum Futures Contract), subject to a cap of 15% to 19%

1-to-1 downside exposure, with no downside limit

Payment at maturity is subject to the credit risk of SEK

No periodic interest payments

No listing on any securities exchange

Enhanced Return

Pricing Date*: Settlement Date*: Maturity Date*: CUSIP No.:	September , 2011 October , 2011 December , 2012

The terms of the Notes are as specified in this term sheet and in the documents indicated herein under “Additional Note Terms”. Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page P-4 of product supplement no. ARN-3. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal in selling the notes to investors.

Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to SEK	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the Notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, settlement date, or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

September     , 2011

Summary

The Accelerated Return Notes Linked to the Front-Month Platinum Futures Contract Due December     , 2012 (the “Notes”) are senior unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral. The Notes will rank equally with all of SEK’s other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK. The Notes provide a leveraged return for investors, subject to a cap, if the level of the Front-Month Platinum Futures Contract (the “Platinum Futures Contract”, as defined below) increases moderately from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the Notes and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the Notes.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement no. ARN-3. References in this term sheet to “SEK”, “we,” “us,” “our,” are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), and all references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Front-Month Platinum Futures Contract (the “Platinum Futures Contract”), which is the front-month platinum futures contract traded on NYMEX under the symbol “PL”. The “front month” is the contract which is available for the next delivery. The Platinum Futures Contract that will be used to determine the Starting Value will be the contract scheduled for delivery in October 2011, and the Platinum Futures Contract that will be used to determine the Ending Value will be the contract scheduled for delivery in December 2012.
Starting Value:	The closing price of the Market Measure on the Pricing Date, subject to the Pricing Date Market Disruption Calculation, as more fully described on page P-10 of product supplement no. ARN-3
Ending Value:	The closing price of the Market Measure on the Calculation Day (as defined below). If it is determined that the Calculation Day is not a Market Measure Business Day, or if a Market Disruption Event occurs on that day, the Ending Value will be determined as more fully described on page P-11 of product supplement no. ARN-3.
Capped Value:	$11.50 to $11.90 per unit of the Notes, which represents a return of 15% to 19% over the Original Offering Price. The actual Capped Value of the Notes will be determined on the Pricing Date.

Determining the Redemption Amount for the Notes

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Accelerated Return Notes®	TS-2

Calculation Day:	The fifth scheduled Market Measure Business Day immediately prior to the maturity date, determined as of the pricing date
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Fees Charged:	The public offering price of the Notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-8

Accelerated Return Notes®	TS-3

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the Notes, assuming a Capped Value of $11.70 (a 17.00% return), the midpoint of the range of $11.50 to $11.90. The green line reflects the returns on the Notes, while the dotted gray line reflects the returns of a direct investment in platinum, as measured by the Platinum Futures Contract.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the Notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values of the Market Measure:

▪	the percentage change from the Starting Value to the Ending Value;
▪	the Redemption Amount per unit of the Notes; and
▪	the total rate of return to holders of the Notes.

The table and examples are based on a Capped Value of $11.70.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
92.00	-8.00%	$9.20	-8.00%
94.00	-6.00%	$9.40	-6.00%
96.00	-4.00%	$9.60	-4.00%
98.00	-2.00%	$9.80	-2.00%
100.00 (1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
104.00	4.00%	$11.20	12.00%
106.00	6.00%	$11.70 (3)	17.00%
108.00	8.00%	$11.70	17.00%
110.00	10.00%	$11.70	17.00%
120.00	20.00%	$11.70	17.00%
130.00	30.00%	$11.70	17.00%
140.00	40.00%	$11.70	17.00%
150.00	50.00%	$11.70	17.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure. For recent actual levels of the Market Measure, see the “The Platinum Futures Contract” section below, beginning on page TS-9.

(2)	The Redemption Amount per unit of the Notes cannot exceed a hypothetical Capped Value of $11.70, which is the midpoint of the Capped Value range of $11.50 - $11.90.

Accelerated Return Notes®	TS-4

Example 1: The Ending Value is 80% of the Starting Value:

Starting Value:	100
Ending Value:	80

$10 ×	(80)	= $8.00
100

Redemption Amount (per unit) = $8.00

Example 2: The Ending Value is 102% of the Starting Value:

Starting Value:	100
Ending Value:	102

$10 +	$10 × 300% ×	(102 – 100)	= $10.60
100

Redemption Amount (per unit) = $10.60

Example 3: The Ending Value is 150% of the Starting Value:

Starting Value:	100
Ending Value:	150

$10 +	$10 × 300% ×	(150 – 100)	= $25.00
100

Redemption Amount (per unit) = $11.70         (Payment at maturity (per unit) cannot be greater than the Capped Value.)

Accelerated Return Notes®	TS-5

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Additional Risk Factors” section below, the “Risk Factors” section beginning on page P-4 of the product supplement and the “Risks Associated with Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the prospectus supplement identified below under “Additional Note Terms”, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on April 1, 2010 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield on the Notes may be lower than the yield on a conventional debt security of comparable maturity.

▪	Your return, if any, is limited to the return represented by the Capped Value.

▪	Your return, if any, may be less than a comparable investment directly in platinum, as measured by the Platinum Futures Contract.

▪	You must rely on your own evaluation of the merits of an investment linked to the Platinum Futures Contract.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S or any other selling agent with compensation for its services, we have considered the costs of developing, hedging, and distributing the Notes described on page TS-8. The price at which you may sell the Notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs. MLPF&S is not obligated to make a market for, or to repurchase, the Notes.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Payments on the Notes are subject to SEK’s credit risk, and changes to SEK’s credit ratings are expected to affect the value of the Notes.

▪	Trading in platinum and related futures contracts by MLPF&S and its affiliates may affect your return.

▪	Ownership of Notes will not entitle you to any rights with respect platinum or any related futures contracts or commodities.

▪	Trading in platinum or any related futures contracts can be volatile based on a number of factors that we cannot control.

▪	Suspensions or disruptions of market trading in platinum or any related futures markets may adversely affect the value of the Notes.

▪	The Notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	Hedging transactions may affect the return of the Notes.

▪	Tax consequences are uncertain. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and on page P-18 of product supplement no. ARN-3.

In addition to these risk factors, it is important to bear in mind that the Notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The Notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

Additional Risk Factors

The price movements in the Platinum Futures Contract may not correlate with changes in platinum’s spot price

The Platinum Futures Contract is a futures contract for platinum that trades on the NYMEX. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The Notes are linked to the Platinum Futures Contract and not to the spot price of platinum, and an investment in the Notes is not the same as buying and holding platinum. While price movements in the Platinum Futures Contract may correlate with changes in the spot price of platinum, the correlation will not be perfect and price movements in the spot market for platinum may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of platinum may not result in an increase in the price of the Platinum Futures Contract. The value of the Platinum Futures Contract may decrease while the spot price platinum remains stable or increases, or does not decrease to the same extent.

Accelerated Return Notes®	TS-6

There are risks associated with investing in platinum or platinum-linked Notes.

Platinum prices are primarily responsive to global supply and demand. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 85% of mine production), the size and availability platinum stockpiles, as well as economic conditions in the countries that are the principal consumers of platinum, including the United States and China. Demand for platinum from the automotive industry, which uses platinum in catalytic converters, accounts for the majority of the industrial use of platinum. The primary non-industrial demand for platinum comes from jewelry. Accordingly, reduced demand in these and other industries in which platinum is used could reduce the value of the Notes.

The market value of the Notes may be affected by price movements in distant-delivery futures contracts associated with the Front Month Platinum Futures Contract.

The price movements in the Front Month Platinum Futures Contract may not be reflected in the market value of the Notes. If you are able to sell your Notes, the price you receive could be affected by changes in the values of futures contracts on platinum or similar underlying commodities that have more distant delivery dates than the Front Month Platinum Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Front Month Platinum Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the Notes.

The policies of the NYMEX are subject to change, in a manner which may reduce the value of the Notes.

The policies of the NYMEX concerning the manner in which the price of platinum is calculated may change in the future. The NYMEX is not the issuer’s affiliate, and the issuer has no ability to control or predict the actions of the NYMEX. The NYMEX may also from time to time change its rules or bylaws or take emergency action under its rules. The NYMEX may discontinue or suspend calculation or dissemination of information relating to the Platinum Futures Contract. Any such actions could affect the price of the Platinum Futures Contract, and therefore, the value of the Notes.

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Disruption Event” set forth beginning on page P-12 of product supplement no. ARN-3.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the calculation agent:

(A)	the suspension of or material limitation on trading in platinum, or futures contracts or options related to platinum, on the Relevant Market (as defined below);

(B)	the failure of trading to commence, or permanent discontinuance of trading, in platinum, or futures contracts or options related to platinum, on the Relevant Market;

(C)	the failure of the NYMEX (as defined above) to calculate or publish the official settlement price of platinum for that day (or the information necessary for determining the official settlement prices); or

(D)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the issuer’s ability or the ability of any of the issuer’s affiliates to unwind all or a material portion of a hedge that MLPF&S or its affiliates have effected or may effect as to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B)	a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by NYMEX in the Relevant Market under ordinary circumstances.

Relevant Market

As used herein, “Relevant Market” means the market on which members of the NYMEX, or any successor thereto, quote prices for the buying and selling of platinum, or if such market is no longer the principal trading market for platinum or options or futures contracts for platinum, such other exchange or principal trading market for platinum as determined in good faith by the calculation agent which serves as the source of prices for platinum, and any principal exchanges where options or futures contracts on platinum are traded.

Accelerated Return Notes®	TS-7

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Platinum Futures Contract will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment may result in a loss, which could be significant, if the level of the Platinum Futures Contract decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the Notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Platinum Futures Contract with no expectation of the benefits of owning the components included in the Platinum Futures Contract.

▪

You are willing to accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the Notes.

The Notes may not be an appropriate investment for you if:

▪

You anticipate that the level of the Platinum Futures Contract will decrease from the Starting Value to the Ending Value or that the level of the Platinum Futures Contract will not increase sufficiently over the term of the Notes to provide you with your desired return.

▪	You are seeking principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You want an investment that provides you with the benefits of owning the components included in the Platinum Futures Contract.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Supplemental Plan of Distribution and Role of MLPF&S

We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than three business days from the pricing date, purchasers who wish to trade the Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Notes will not be listed on any securities exchange. In the original offering of the Notes, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering. Under our distribution agreement with MLPF&S, MLPF&S will purchase the Notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the Notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the Notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the Notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General” beginning on page P-4 of product supplement no. ARN-3 and “Use of Proceeds and Hedging” beginning on page P-21 of product supplement no. ARN-3.

MLPF&S will not receive an underwriting discount for Notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the Notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the Notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions. The distribution of the note prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the note prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Accelerated Return Notes®	TS-8

The Platinum Futures Contract

We have derived all information regarding the Platinum Futures Contract and the NYMEX from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, NYMEX. The consequences of NYMEX discontinuing trading in the Platinum Futures Contract are discussed in the section entitled “Discontinuance of Market Measure” beginning on page P-14 of product supplement ARN-3. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation or dissemination of information relating to the Platinum Futures Contract.

The Platinum Futures Contract is the front-month Platinum futures contract traded on NYMEX. The Platinum Futures Contract trades in units of 50 troy ounces of minimum 99.95% pure Platinum. The Platinum Futures Contract is published by Bloomberg under the symbol PL1 <Cmdty>.

The following summarizes selected specifications relating to the Platinum Futures Contract:

▪	Price Quotation: U.S. dollars and cents per troy ounce.

▪	Minimum Daily Price Fluctuation (Tick Size): $0.10 per troy ounce.

The value of the Platinum Futures Contract on any trading day will be the official settlement price of the front-month Platinum futures contract on NYMEX, expressed in dollars and cents per troy ounce, as determined by NYMEX. The following graph sets forth the monthly historical performance of the Platinum Futures Contract in the period from January 2006 through July 2011. This historical data on the Platinum Futures Contract is not necessarily indicative of the future performance of the Platinum Futures Contract or what the value of the Notes may be. Any historical upward or downward trend in the level of the Platinum Futures Contract during any period set forth below is not an indication that the level of the Platinum Futures Contract is more or less likely to increase or decrease at any time over the term of the Notes. On August 23, 2011, the closing level of the Platinum Futures Contract was 1880.10.

Before investing in the Notes, you should consult publicly available sources for the levels and trading pattern of the Platinum Futures Contract. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Platinum Futures Contract and financial markets generally exhibiting greater volatility than in earlier periods.

Accelerated Return Notes®	TS-9

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

•

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase platinum and, by purchasing a Note, you will be deemed to have agreed to that treatment.

•

Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.

You should refer to the product supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Certain U.S. Federal Income Taxation Considerations

Below is a summary of certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”) that are initial holders of the Notes and that hold the Notes as capital assets. The following summary is not complete and is qualified in its entirety by the discussions under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement no. ARN-3, which you should carefully review prior to investing in the Notes.

General.    We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase platinum and, by purchasing a Note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the Notes will be so treated. We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed herein could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Sale, Exchange or Other Taxable Disposition of Notes.    A U.S. holder’s initial tax basis in the Notes should be the price at which the U.S. holder purchased the Notes. Upon the sale, exchange or other disposition of Notes in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note. Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts.    On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement no. ARN-3.

Accelerated Return Notes®	TS-10

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

The final terms of the Notes will be set forth in a final term sheet, which will be filed with the SEC as a pricing supplement pursuant to Rule 424 under the Securities Act of 1933 and made available to purchasers of the Notes. The documents listed below, together with such final term sheet, are collectively referred to herein as the “Note Prospectus.”

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-3, dated December 23, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000119312508259302/d424b3.htm

▪	Prospectus and prospectus supplement, each dated December 15, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000110465908076407/a08-30087_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes” and “ARNs” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-11